Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruth’s Hospitality Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-127681) on Form S-8 of Ruth’s Hospitality Group, Inc. of our reports dated March 5, 2010, with respect to the consolidated balance sheets of Ruth’s Hospitality Group, Inc. and subsidiaries as of December 28, 2008 and December 27, 2009, and the related consolidated statements of income (loss), stockholders’ equity and cash flows for the fifty-two weeks ended December 30, 2007, December 28, 2008, and December 27, 2009, and the effectiveness of internal control over financial reporting as of December 27, 2009, which reports appear in the December 27, 2009, annual report on Form 10-K of Ruth’s Hospitality Group, Inc.

/s/ KPMG LLP

Orlando, Florida

March 5, 2010

Certified Public Accountants